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                     February 10, 2023

       James C. Flores
       Chairman of the Board of Directors
       Flame Acquisition Corp.
       700 Milam Street, Suite 3300
       Houston, TX 77002

                                                        Re: Flame Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 23,
2023
                                                            File No. 001-40111

       Dear James C. Flores:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation